UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 16, 2005
(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: changes in our operating costs including fuel, which can be volatile; the competitive environment and other trends in our industry; our ability to meet our cost reduction goals; labor disputes; economic conditions; our reliance on automated systems; increases in government fees and taxes; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; changes in laws and regulations; liability and other claims asserted against us; operational disruptions; compliance with financial covenants; our ability to attract and retain qualified personnel; third-party vendors and partners; continuing operating losses; our significant indebtedness; downgrades of our credit ratings and the availability of financing. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report for the year ended December 31, 2004 on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 7.01. Regulation FD Disclosure

Earlier today, the Company furnished an 8-K containing certain forward looking financial and operational information. That report inadvertently contained certain incorrect forward looking information relating to Horizon Air’s projected unit costs for the second quarter of 2005. We are furnishing this 8-K/A with the corrected information for Horizon Air. This 8-K/A supercedes and replaces in full the 8-K filed earlier.

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2005. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption and restructuring charges, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and restructuring charges provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Aircraft Order and Operating Fleet Plan

On June 15, 2005, Alaska Airlines announced an order for 35 Boeing 737-800 aircraft, with an option to acquire up to 15 more. The order also includes purchase rights for an additional 50 737-800s. Delivery of the new aircraft will be phased in over the next six years, with the first aircraft slated to enter Alaska’s fleet in January 2006. The delivery plan gives Alaska flexibility to expand its fleet or replace older airplanes with new aircraft without increasing fleet size. The order includes three 737-800s that we already planned to acquire in 2006.

Firm aircraft to be delivered under the order are scheduled as follows:

2006	2007	2008	2009	2010	2011	Total
10	8	5	3	6	3	35

The following table provides a fleet summary for Alaska and Horizon for aircraft on hand as of the date of this report and changes during the remainder of 2005 based on our contractual commitments and expected retirement plans:

Alaska Airlines	Seats	On Hand June 14, 2005	Expected change During Remainder of 2005
B737-200C	111	7
B737-400	144	40
B737-700	120	22
B737-800	160	2	1
B737-900	172	12
MD-80	140	26

Total		109	1

Horizon Air
Q200	37	28
Q400	74	19	(1)
CRJ 700	70	18

Total		65	(1)

Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.

On June 10, 2005, Alaska announced a reduction in its summer flight schedule in order to improve operational reliability, reduce cancellations, and increase on-time performance by eliminating eight round trip flights per day. The reductions represent approximately 0.8% of planned capacity in the second quarter and 3.5% in the third quarter. The Company expects to reaccomodate many of the impacted passengers on other Alaska flights. However, we do expect some negative impact to revenue during the summer months, although the impact cannot be quantified at this time. This schedule reduction is included in the forecasts below for ASMs and corresponding costs per ASM during the remainder of the year.

Additionally, on May 27, 2005, Alaska announced a tentative agreement with the Air Line Pilots Association for a revised five year contract that would include, among other items, a 20 percent reduction in pilots wages versus the average 26 percent reduction resulting from the recent arbitrator’s decision. The tentative agreement also includes work rule changes to improve productivity and allows pilots to choose between the current pension plan or a defined contribution plan. To present a conservative forecast of our projected unit costs, we have assumed that the tentative agreement is ratified and goes into effect on July 1, 2005 resulting in unit costs for the third and fourth quarter that are higher than our previous guidance. However, the timing or certainty of actual ratification is not known at this time. If a contract is effective sometime after July 1, our pilot wage costs would be lower until the contract takes effect.

Besides the capacity reductions and changes in assumed pilot costs, other factors driving the changes in the Alaska forecast of unit costs from our prior disclosure released on May 25, 2005 are an increase in our estimate for fuel expense, projected increases in maintenance expense through 2005 and start-up costs associated with the contracting out of the ramp service in Seattle.

Second Quarter 2005

	Forecast	Change
	Q2	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,561	(1.3)%
Fuel gallons (000,000)	88.1	(0.9)%
Cost per ASM as reported on a GAAP basis (cents)*	10.8	8.2%
Less: Fuel cost per ASM (cents)*	2.8	38.7%
Cost per ASM excluding fuel (cents)*	8.0	0.6%

Alaska Airlines’ May traffic increased 6.1% to 1.387 billion RPMs from 1.308 billion flown a year earlier. Capacity during May was 1.805 billion ASMs, 3.3% lower than the 1.866 billion in May 2004. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 76.8%, compared to 70.1% in May 2004. The airline carried 1,361,100 passengers compared to 1,310,700 in May 2004.

In May 2005, RASM increased 11.4% compared to May 2004 due to higher load factors. April RASM increased 6.7% compared to April of 2004.

We believe that our ASMs and unit costs for the remainder of the year will be as follows:

Third and Fourth Quarter 2005

	Forecast	Change	Forecast	Change	Forecast	Change
	Q3	Yr/Yr	Q4	Yr/Yr	Full Year	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,866	(2.4)%	5,588	2.5%	22,385	0.5%
Cost per ASM as reported on a GAAP basis (cents)*	10.0	5.6%	10.1	(1.9)%	10.5	(1.0)%
Less: Fuel cost per ASM (cents)*	2.7	22.7%	2.8	12.0%	2.7	27.4%

Cost per ASM excluding fuel (cents)*	7.3	(0.8)%	7.3	(6.4)%	7.8	(1.7)%

*For Alaska, our forecast of cost per ASM and fuel cost per ASM is based on forward-looking estimates which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices, the finalization of labor agreements and the timing and amount of restructuring charges as discussed below. As we are unable to apply “hedge accounting”, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 8 for additional information regarding fuel costs.

Our forecast of GAAP cost per ASM excludes restructuring charges associated with the severance and other costs resulting from contracting out of ramp services in Seattle. We have not yet determined the financial impact of this event pending final agreement with the International Association of Machinists. However, we believe that it is likely that we will record a substantial restructuring charge in the second or third quarter. Furthermore, we continue to be in negotiations with several other labor groups, thus our labor costs for the remainder of the year are not certain at this time.

	Forecast	Change
	Q2	Yr/Yr
Horizon Air
Capacity (ASMs in millions)	846	6.9%
Fuel gallons (000,000)	13.1	6.9%
Cost per ASM as reported on a GAAP basis (cents)*	15.5	0.5%
Less: Fuel cost per ASM (cents)*	2.8	37.9%

Cost per ASM excluding fuel (cents)*	12.7	(5.5)%

Horizon Air’s May traffic increased 22.0% to 210.8 million RPMs from 172.8 million flown a year earlier. Capacity for May was 291.0 million ASMs, 9.9% higher than the 264.8 million in May 2004. The passenger load factor for the month was 72.4%, compared to 65.3% in May 2004. The airline carried 555,200 passengers compared to 472,100 in May 2004.

*For Horizon, our forecast of cost per ASM and fuel cost per ASM is based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. As we are unable to apply hedge accounting, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 8 for additional information regarding fuel costs.

In May 2005, RASM increased 3.9% compared to May 2005. April RASM increased 4.0% compared to April 2004.

Other Financial Information
Liquidity and Capital Resources

Cash and short-term investments totaled approximately $788 million at May 31, 2005 compared to $784 million at April 30, 2005. In connection with the aircraft order, we made purchase deposit payments totaling approximately $100 million which, when offset by normal cash activity, has reduced our current cash balance to approximately $725 million. In addition, we expect to finance additional purchase deposits directly with Boeing or other financial institutions.

Fuel Hedging
We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses associated with contracts that settle recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for April and May 2005.

Calculation of Economic Fuel Cost Per Gallon

April and May 2005	Alaska Airlines	Alaska Airlines	Horizon Air	Horizon Air
(unaudited)	(000s)	Cost/Gal	(000s)	Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$102,071	$1.82	$16,117	$1.89
Gains on settled hedges included in fuel expense	2,120	.04	316	.04

GAAP fuel expense	$99,951	$1.78	$15,801	$1.85
Gains on settled hedges included in non-operating income*	13,035	.23	1,948	.23

Economic fuel expense	$86,916	$1.55	$13,853	$1.62

% Change from prior year	19.8%	19.2%	31.3%	23.7%

Mark-to-Market Adjustment Related to Unsettled Hedges
Mark-to-market losses included in non-operating income related to hedges that settle in future periods	$31,995	NM	$4,780	NM

*Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income (expense) in previous periods.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel
Second Quarter 2005	50%	$28.97

Third Quarter 2005	50%	$28.81

Fourth Quarter 2005	50%	$31.85

First Quarter 2006	50%	$35.70

Second Quarter 2006	50%	$39.76

Third Quarter 2006	40%	$41.58

Fourth Quarter 2006	30%	$42.70

First Quarter 2007	20%	$43.09

Second Quarter 2007	19%	$45.11

Third Quarter 2007	22%	$45.27

Fourth Quarter 2007	17%	$47.89

First Quarter 2008	11%	$50.44

Second Quarter 2008	6%	$49.26

Third Quarter 2008	6%	$48.97

Fourth Quarter 2008	5%	$48.68

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant Date: June 16, 2005

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer